Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the June 16 2014 Preliminary Registration Statement on Form F-3 of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A) pertaining to John Hancock Life Insurance Company (U.S.A.)’s modified guarantee deferred annuity contract with market value adjustment interests and Manulife Financial Corporation’s subordinated guarantee relating thereto, and to the incorporation by reference of our reports (a) dated February 26, 2014, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2013 and 2012, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2013; and (b) March 15, 2013, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2012 and 2011 and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2012, included in its 2013 and 2012 Annual Reports (Form 40-F as amended on Form 40-F/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

June 16, 2014